CAMBRIA INVESTMENT MANAGEMENT, INC.

CODE OF ETHICS

(AS UPDATED AUGUST 5, 2010)

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TABLE OF CONTENTS
(continued)
Page
Exhibits

Exhibit A	CERTIFICATE OF RECEIPT

Exhibit B	SECURITIES ACCOUNTS DISCLOSURE FORM AND HOLDINGS REPORT

Exhibit C	CERTIFICATE OF COMPLIANCE

Exhibit D	PERSONAL TRADING REQUEST FORM

Exhibit E	CERTIFICATE OF NON-DISCRETIONARY ACCOUNT STATUS

Exhibit F	EMPLOYEE QUESTIONNAIRE

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INTRODUCTION

This Code of Ethics (this “Code”) addresses the responsibilities of the Employees of Cambria Investment Management, Inc. concerning applicable regulatory, compliance and operational issues.  The Code does not attempt to describe every requirement relating to these activities, but summarizes some of those issues and establishes general policies and procedures that apply to all Employees.

The Firm and its Employees have a fiduciary duty to the Firm’s clients and are required to maintain the highest ethical standards and to comply with all applicable federal and state securities laws.  Employees must report any violations of this Code promptly to the CCO.

If you violate any provision contained in this Code, you may be subject to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation also constitutes a violation of law.  Furthermore, the Firm may initiate or cooperate in civil or criminal proceedings against any Employee relating to or arising from any such violation.

This Introduction and Parts I, II and III of this Code (“Personal Securities Transactions,” “Code of Employee Conduct” and “Insider Trading”) constitute the Firm’s code of ethics pursuant to Rule 204A-1 under the Advisers Act.

A.           General Procedures.  The Firm will provide each Employee with a copy of this Code and any amendments.  When each Employee receives this Code, he or she must sign a Certificate of Receipt, in the form attached as Exhibit A.  The Certificate acknowledges that the Employee has received and understands this Code (as amended) and includes the Employee’s agreement to comply with it.  At the same time, each new Employee also must complete an Employee Questionnaire in the form attached as Exhibit E.  Thereafter, each Employee immediately must notify the CCO if any of the information in his or her Employee Questionnaire becomes inaccurate in any respect.

No later than 10 days after becoming an Employee or receiving this Code, and no later than 10 days after the end of each calendar year, each Employee must disclose on a Holdings Report in the form attached as Exhibit B, all of his or her, and his or her Family Members’, Proprietary Accounts and list or provide brokerage statement with all securities in which the Employee or any of his or her Family Members has any Beneficial Ownership.  The Employee must also obtain, on a Personal Trading Request, in the form attached as Exhibit D, prior approval of all personal securities transactions from the CCO.

Quarterly, each Employee must sign a Certificate of Compliance, in the form attached as Exhibit C, certifying that he or she has complied in all respects with this Code and updating any information that is not current or complete.

B.           Chief Compliance Officer.  Employees who have questions about this Code should contact Eric W. Richardson (or his designated substitute or successor) (the “CCO”).  The CCO has full responsibility and authority to enforce and further develop this Code.

C.           Mandatory Reporting of Violations.  Employees must report promptly any violation of this Code to the CCO.  Reports may be anonymous.  Neither the Firm nor any Employee may retaliate against anyone who makes such a report.  Any such retaliation is grounds for discipline or sanction, including immediate dismissal.

D.           Annual Review; Updating Code.  The Firm’s board of directors, its executive officers and the CCO review this Code annually to determine its adequacy and the effectiveness of its implementation.  The review considers any compliance matters that arose during the previous year, any changes in the Firm’s or its affiliates’ activities and any changes in the Advisers Act or applicable regulations.  The Firm may conduct interim reviews to respond to significant compliance events, changes in business arrangements and regulatory developments, and may update and supplement this Code in accord with such changes from time to time.

E.           Definitions.  To make it easier to review and understand these policies and procedures, some terms are defined below:

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership” of a security by a person means the person:

1.           Directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (a) any pecuniary, financial or other interest in such security, (b) voting power, which includes the power to vote, or to direct the voting of, such security, or (c) investment power, which includes the power to dispose, or to direct the disposition, of such security; or

2.           Provides any investment advice regarding such security; or

3.           Has the right to acquire such security within sixty days, through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the exercise of the power to revoke a trust, discretionary account or similar arrangement, (d) the automatic termination of a trust, discretionary account or similar arrangement, or (e) any other means; or

4.           Directly or indirectly creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of such security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade reporting requirements of the Exchange Act.  For example, a federal court has held that a party to a cash-settled total return swap (a “swap” being an agreement to “exchange cash flows on two financial instruments over a specific period of time”) was deemed to be a “beneficial owner” of the underlying securities, even though the party had no pecuniary, financial or other interest in or right to acquire, vote or dispose of the underlying securities.  Because a party to a swap or other derivative may have Beneficial Ownership of the underlying securities, the facts and circumstances should be fully disclosed to the CCO to determine whether the Firm may have Beneficial Ownership of the underlying securities.

“Client Account” means any client or Investment Fund as to which or for whom the Firm provides investment advisory services.

“CCO” means Eric W. Richardson (or his designated substitute or successor).

“Code” means this Code of Ethics.

“Discretionary Account” means any Client Account that has granted the Firm (a) discretionary proxy voting authority, or (b) discretionary investment authority without expressly retaining proxy voting authority.  All Investment Funds are Discretionary Accounts.

“Employee” means each person who is an employee, officer or manager of the Firm, and any other person whom the CCO notifies will be subject to this Code (including, for example, the Firm’s independent service providers (such as information technology personnel or other frequent service providers with access to the Firm’s trading and client information)).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Members” of an Employee, means his or her spouse, minor children and any relative or other person living with him or her (regardless of family relationship or marital status) and any other person to whom he or she contributes support.

“Firm” means Cambria Investment Management, Inc. and each of its affiliates that is engaged in the business of providing investment advisory services or serving as the general partner or manager of an Investment Fund.

“FCM” means futures commission merchant.

“ICA” means the Investment Company Act of 1940, as amended.

“Insider” means (except for purposes of Part III (Insider Trading)), any person who directly or indirectly has Beneficial Ownership of more than 10% of any class of equity securities registered under the Exchange Act, or who is an officer or director of an issuer with a class so registered.  “Insider” for purposes of Part III is defined therein.

“Investor” means an investor in an Investment Fund.

“Investment Fund” means Cambria Global Tactical Fund, L.P. and Cambria Global Tactical Fund 2X, L.P., each a Delaware limited partnership, and any other U.S. or non-U.S. investment fund or pool of which the Firm or one of its affiliates serves as investment adviser, general partner or both (including any such investment fund or pool in which the only investors are the Firm, any affiliate of the Firm or any Employee).

“IPO” means initial public offering.

“Non-Discretionary Account” means any Client Account that (a) has granted the Firm discretionary investment authority but has expressly retained proxy voting authority, or (b) has not granted the Firm either discretionary investment authority or discretionary proxy voting authority.

“Proprietary Account” means (1) a securities investment or trading account held in the name of an Employee or any of his or her Family Members, or of which that Employee or any of his or her Family Members has Beneficial Ownership, or (2) a proprietary investment or trading account maintained for the Firm or its Employees (excluding an Investment Fund).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security” means any investment instrument commonly viewed as a security, including any common stock, option, warrant, right to acquire securities or convertible instrument, as well as any exchange-traded fund, commodity futures contract, commodity option, swap or other derivative instrument, whether issued in a public or private offering.

 “U.S.” means the United States of America.

Part I.

PERSONAL SECURITIES TRANSACTIONS

A.           Personal Trading Accounts and Reports.

1.           No later than 10 days after becoming an Employee or receiving this Code, and no later than 10 days after the end of each calendar year, each Employee must identify to the CCO all of the Employee’s and the Employee’s Family Members’ Proprietary Accounts, and must provide to the Firm a Holdings Report disclosing the title, type, number of shares or principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each security in which the Employee or any of the Employee’s Family Members has Beneficial Ownership, whether or not in a Proprietary Account.  The form of Holdings Report is attached as Exhibit B.  This obligation may also be satisfied for each Proprietary Account by attaching brokerage statements of that account current as of forty-five days prior to the date the Employee submits the Holdings Report.  The Holdings Report need not disclose shares of open-end investment companies registered under the ICA (mutual funds) that are not affiliated with or sub-advised by the Firm (but disclosure of closed-end funds and exchange-traded funds is required), securities issued by the government of the U.S., money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and shares of money market funds.

2.           No later than thirty days after the end of each calendar quarter, each Employee must certify to the Firm that he or she has complied with this Code during that quarter and disclose to the Firm all personal securities transactions by the Employee and the Employee’s Family Members during that quarter and complete information regarding each Proprietary Account where such securities are held.  Alternatively, the Employee may certify that all such information is in the account statements provided to the Firm during that quarter and that as of the date of the certificate, all such information is accurate and complete.  If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information.  The form to use for this purpose is attached as Exhibit C.

B.           Personal Trading Approvals.

The CCO must pre-approve in writing all personal securities transactions by Employees and Family Members (whether or not through Proprietary Accounts), other than long purchases and subsequent sales of any of the following securities:  (a) securities issued by the government of the U.S. or any state, (b) money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and (c) shares of money market funds.  The form of Personal Trading Request is attached as Exhibit D.  The pre-approval requirement also applies to securities acquired in IPOs and private placements.  The CCO must obtain the prior written approval of Mebane T. Faber (the “CCO’s Substitute”) before effecting any transactions in the CCO’s own Proprietary Accounts.

The CCO or the CCO’s Substitute will notify the Employee promptly of approval or denial of clearance to trade.  If approval is granted, he or she must complete that trade on that business day; provided, however, that the Employee may not buy or sell a security for any Proprietary Account until the business day after orders for the Client Accounts in that security have been filled and any buying or selling program by the Client Accounts in that security has ceased.  Transactions in options, derivatives or convertible instruments for a Client Account that are related to a transaction in an underlying security for the Client Account (“inter-market front running”) are subject to the same restrictions.  If the trade is not made on the required day, the Employee must request approval again.

C.           Review of Personal Trading Information.

The CCO may at his discretion request any confirmations, statements or other information he believes necessary to verify compliance with this Code.  The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Code or appears improper.  Except as required to enforce this Code or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

D.           Client Priority.

As required by the second paragraph of section B above, Employees must give first priority to all purchases and sales of securities for Client Accounts before executing transactions for Proprietary Accounts, and must conduct their personal trading in a manner that does not conflict with the interests of any Client Account.  Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

1.           Knowingly purchasing securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account (as required by the second paragraph of section B above);

2.           Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

3.           Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

4.           Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the CCO.

E.           Principal Transactions.

Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of the CCO and the written consent of the Client Account.

Part II.

CODE OF EMPLOYEE CONDUCT

A.           Outside Activities.

All outside activities of an Employee that involve (1) any securities or investment activities outside the scope of the Employee’s activities on behalf of the Firm (whether for the Employee or for any other person), or (2) a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must, in either case, be approved in advance by the CCO.  Each Employee should notify the CCO immediately if the Employee is such an officer or director when he or she receives this Code.  The CCO may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive.  Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the CCO.

B.           Conflicts of Interest.

It is a violation of an Employee’s duty of loyalty to the Firm for that Employee, without the CCO’s prior consent, to:

1.           Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

2.           Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account (for example, directing a particular transaction in exchange for any such compensation); but see Part II.H below regarding permissible gifts and entertainment where no such quid pro quo relationship exists); or

3.           Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, unless previously disclosed to the CCO pursuant to Part I (Personal Securities Transactions).

C.           Communications.

Each Employee must ensure that communications (whether written or oral) regarding the Firm, the Investment Funds or any Client Account to Investors, clients, prospective Investors or clients and regulatory authorities are accurate.  The CCO supervises the appropriate Employees and, if the CCO deems it appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to Investors or clients or potential Investors or clients, published prior performance and advertisements.

D.           The CAN-SPAM Act of 2003.

The Firm’s periodic email reports to clients, Investors and potential clients and Investors may be deemed “unsolicited commercial emails.”  An unsolicited commercial email is any email message, the primary purpose of which is the commercial advertisement or promotion of a commercial product or service.  The following should be included in any such email messages (unless the reports are distributed solely to the Firm’s current clients and Investors in Investment Funds managed by the Firm and to others who have requested to receive such reports):

This email may be considered an advertisement or solicitation.  If you do not want to receive further emails from Cambria Investment Management, Inc., please reply to this email and ask to be removed from our mailing list.

Cambria Investment Management, Inc.
2321 Rosecrans Avenue, Suite 4210
El Segundo, CA  90245
(310) 606-5550

E.           Protection of Client Assets.

1.           Receipt of Client or Investor Funds.  No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason.  Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the CCO.  Any Employee who accidentally receives client (or Investor) assets (such as a check made out directly to the Firm or a U.S. Investment Fund) should immediately (and in any event within three business days) return such assets to the person from whom they came.

2.           Disbursement Procedures Agreement.  The Firm must comply with the terms of the Disbursement Procedures Agreement between an Investment Fund and its custodial prime broker requiring approval by an independent Certified Public Accountant for payments to and withdrawals by the Firm and its affiliates.

3.           Delivery of Audited Financials of U.S. Investment Funds.  The Firm must deliver to each Investor in a U.S. Investment Fund a copy of the annual audited financial statements no later than 120 days after the end of the audit period (typically December 31).

F.           Confidentiality, Proprietary Data and Privacy of Customer Personal Information.

1.           Proprietary Data; Confidentiality.  Any information regarding advice that the Firm furnishes to Client Accounts, the Firm’s recommendations and analyses and other proprietary data or information about the Firm or Client Accounts (including client and Investor identity and personal information) is strictly confidential and a trade secret and may not be revealed to third parties, except as required for Firm business.  Such information is the property of the Firm.  Disclosing such information to any third party, without the permission of the CCO, will subject the Employee to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions.  This confidentiality obligation continues even after the termination of employment, and such information is considered trade secrets and may not be used by the Employee after termination of employment.

2.           Privacy of Customer Personal Information -- Information Security Program.  It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts, Investors and potential and former Client Accounts and Investors, including protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

a.           The CCO.  The Firm has designated the CCO to coordinate its information security program.  The CCO is responsible for (i) assessing existing risks to nonpublic personal information, (ii) developing ways to manage and control these risks, (iii) monitoring third-party service provider arrangements to ensure information security, and (iv) periodically reviewing, monitoring, testing and revising the program in light of relevant changes in technology and threats to Client Account and Investor information.

b.           Identifying Internal and External Risks to Customer Information.  The CCO reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training, (ii) changes to the Firm’s information systems, including network and software design, information processing, storage, transmission and disposal, and (iii) procedures to detect, prevent and respond to attacks, intrusions or other system failures.  The CCO assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks.  The CCO meets periodically with Employees to review and implement the program and is available to answer questions regarding the program.

c.           Information Safeguards.

Employees may not disclose the identity, affairs or investments, or other personal information, of any Client Account or Investor, potential Client Account or Investor or former Client Account or Investor to anyone outside of the Firm, except as may have been authorized by the holder of the Client Account or Investor or as may be required in servicing the Client Account or Investor (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers or as required by law).  Employees should direct to the CCO any questions about whether information is confidential or any disclosure is permitted.  This confidentiality obligation continues even after the termination of employment.

To protect the confidentiality of the Firm’s confidential and proprietary information and the confidentiality of existing, former or potential Client Accounts and Investors, Employees should take the following additional security precautions:

1.
Except as required for Firm business, Employees may not print, photocopy, email to a personal account or otherwise duplicate any information that contains confidential and proprietary information or take any such information from the Firm’s offices without the prior consent of the CCO.  Any physical information removed from the Firm’s offices or any information printed and kept at home (such as research files) must be returned to the Firm.  All copies and originals of such information must be disposed of in a way that keeps the information confidential, such as shredding.  (No document may be destroyed if the Firm is required to keep it – as further described in Part VII below.)  Employees must keep all paper copies of confidential and proprietary information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

2.
All computer drives containing confidential and proprietary information must be accessible only by the use of strong passwords.  Backup records and archived data are stored in a secure manner.  Employees must take precautionary measures during each day to ensure that confidential and proprietary information on those computers is not visible to persons who are not authorized to have access to such information.  For example, the Firm may use password-activated screen savers to lock computers containing confidential or proprietary information after a period of inactivity.  At the end of each day and at other times that an Employee leaves his or her terminal for an extended period, such Employee must log off his or her computer.

3.
If any laptop or other computer drive or storage medium containing confidential or proprietary information is taken outside the Firm’s offices, such as to a service provider, an Employee’s residence, a client meeting or business travel, such data must be encrypted and the responsible Employee must take extra precautions to protect against theft or loss, such as keeping the item with the Employee, in a safe, or in a locked area.

4.	Employees must use extreme care in electronic correspondence to assure that confidential and proprietary information is not inadvertently distributed to unauthorized persons.

5.
Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

6.
All information protected by such safeguard is considered trade secrets and may not be used by the Employee at any time, including after termination of employment, except as required for Firm business.

d.           Third Party Service Providers.  At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide confidential information to those third parties.  If this occurs, the Firm will (i) use reasonable efforts to include in the relevant agreements provisions protecting confidential information to the extent required by law, (ii) take reasonable steps to select and retain service providers that can maintain appropriate safeguards for confidential information and (iii) require those service providers to implement and maintain such safeguards.  Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

G.           Involvement in Litigation/Contacts with Regulatory Authorities or the Press.

An Employee should advise the CCO immediately if he or she is contacted by any regulatory authority (including the SEC, FINRA, any securities exchange or any state regulatory authority) or the press or becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest.  Employees should refer all inquiries from all regulatory authorities or the press to the CCO.

H.           Entertainment, Gifts and Favoritism.

1.           Receipt by Employees.  Employees must receive pre-approval from the CCO before accepting any gift in excess of $100 from a broker or other vendor or person involved in the securities industry.  A “gift” for this purpose is anything of value that an Employee receives other than entertainment.  “Entertainment” is an event that the Employee attends (such as a meal or a sporting event) at which a broker or other vendor socializes or otherwise interacts with the Employee.

The following items may be accepted from brokers or vendors without the CCO’s permission as long as the Employee adheres to the following guidelines:

•	Breakfast or lunch provided at the Firm is permissible as long as a representative of the vendor or broker providing the meal attends.

•	Flowers or food and/or wine baskets for the Firm generally are permissible.

•	Occasional gifts with a face value of $100 or less (for example, a bottle of wine) are permissible.

•
Reasonable entertainment (for example, a meal, a round of golf or tickets to a sporting event) provided by vendors or brokers on occasion.  However, travel expenses offered by the vendor or broker (such as airfare or hotel accommodation) generally are not permitted.  If you are uncertain as to the reasonableness of the entertainment, you should discuss the matter in advance with the CCO.

Except in the limited circumstances described above, an Employee should not seek or accept any entertainment, gifts, favors, preferential treatment or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry.  The CCO may pre-approve limited exceptions to this policy.

2.           From Employees.  An Employee may not offer or give any gift, favor, preferential treatment or other valuable consideration of any kind in connection with the Firm’s business, except for occasional and reasonable gifts and entertainment (if the Employee is present).  Employees must report any payment (including each gift and all entertainment) made in connection with the Firm’s business to a labor organization (including any union-affiliated pension plan (a “Taft-Hartley Plan”)) and its officers, agents, shop stewards, employees or other representatives (such as union-appointed trustees).  The CCO must track all such payments by the Firm and its Employees to such persons (even if the Firm does not reimburse the Employee for such payments) and report to the Department of Labor aggregate payments to any such person over a calendar year that exceed $250.

I.           Registration, Licensing and Testing Requirements.

Each Employee should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee’s duties and position.  These requirements may arise under the Advisers Act, the Commodity Exchange Act, the ICA, the Securities Act of 1933, the Exchange Act, the Employee Retirement Income Security Act of 1974, state broker-dealer and investment adviser statutes, rules and regulations adopted by the SEC, the Commodity Futures Trading Commission, the National Futures Association, the Department of Labor and other regulatory authorities.

J.           Qualification of Solicitors.

The Firm complies with Advisers Act Rule 206(4)-3 regarding solicitation activities conducted by finders or solicitors on behalf of the Firm.  In addition, the Firm may review applicable state laws regarding soliciting clients or Investors that are government or public entities, funds or plans.  No such arrangement may be made without approval of the CCO.

K.           Email, Instant Messaging and Internet Chat Rooms/Message Boards Communication.

Employees should use the email accounts provided by the Firm for all Firm business conducted via email and only for Firm business.  Employees should conduct personal email communications only through personal accounts. Employees may use Firm email accounts for occasional personal emails (but each Employee should be aware that all such emails are subject to review and disclosure).

Employees should use authorized instant messaging software provided by the Firm for all Firm business conducted via instant messaging.  Employees may occasionally send personal instant messages on authorized instant messaging software (but each Employee should be aware that all such instant messages are subject to review and disclosure).  Employees may not install separate instant messaging software on Firm computers without CCO approval.

Employees should be aware that all emails and instant messages (whether or not Firm-related) that are sent through Firm accounts are the Firm’s property, may be retained indefinitely. are subject to periodic review by the Firm or its agents (such as attorneys and compliance consultants), and may be subject to review by the SEC and other regulatory agencies.

Employees may not post any messages about the Firm, its investments, its Employees or its Employees' investments on any internet message board, chat room, blog or similar service.

Part III.

INSIDER TRADING

A.           Policy Statement on Insider Trading.  The Firm is in the business of obtaining and analyzing information about companies and their securities to give the Firm the basis for profitably trading and recommending investments in securities.  Generally, such investigation and analysis help investors to make informed investment decisions, which is one of the goals of the federal securities laws.  It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about that security or its issuer.  It is the Firm’s policy to conduct its business in full compliance with the law, and to ensure that its Employees do so.

This Code applies to the Firm and all of its Employees.  Each Employee should review this Code carefully.  Any questions should be directed to the CCO.

Although the law concerning insider trading is evolving, it generally prohibits:

•	Trading in securities by an insider while in possession of material, nonpublic information;

•
Trading in securities by a non-insider while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

•
Communicating material, nonpublic information to others, or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question (commonly called “tipping”).

The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including Client Accounts, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

All information relating to the Firm’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or Client Accounts, is proprietary to the Firm and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Firm.  Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the CCO, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm’s business.

1.           Background.

The SEC is responsible for enforcing the federal securities laws.  State laws generally correspond to the federal laws and impose additional obligations and liabilities.  The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Exchange Act section 10(b) and SEC Rule 10b-5 thereunder.  These are the general antifraud provisions of the federal securities laws.  Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts.

2.           Key Terms and Concepts.

“Insiders” of a company are generally its officers, directors, employees and controlling shareholders.  In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders.  For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws.  Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company.  If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company’s securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the CCO.

“Tipping” is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes.  The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information.  Those who disclose the information are called “tippers”; those who receive the information are called “tippees.”  If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present.  The same legal standards apply to remote tippees.  In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade.  If someone tips information to you, do not disclose the information to anyone except as required by this Code.  You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

Trading while in possession of certain nonpublic information is illegal if the information is “material.”  Material information is information about a company or its securities of such importance that it has substantial likelihood of altering the “total mix of information” regarding the company.  It is information that, if generally known, would affect the market price of the security.  Material information can relate to current events or possible future events.  When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities.  The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material.  Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material.  When in doubt, assume information is material.

Information that Employees should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report; events regarding the issuer’s securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

Material information also can relate to events or circumstances affecting the market for a company’s securities.  For example, a reporter for the Wall Street Journal was criminally liable for disclosing to others the dates that articles about various companies would be published in The Wall Street Journal and whether those reports would be favorable or not.

You should refer any questions about whether certain information is material to the CCO.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally.  If information is being disseminated to traders generally by brokers, FCMs and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider.  Information that has been selectively disclosed to a few analysts or investors is not public.  Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company’s operations or stockholders are geographically localized, in local news media, or the electronic media.  When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information.  You should refer any questions about whether certain information has become public to the CCO.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person.  This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders.  The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in the securities markets.  Similarly, a partner in a law firm was held to use a “deceptive device” in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm’s client, in breach of his fiduciary duty owed to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

3.           Penalties for Insider Trading.

Penalties for trading on or tipping of material, nonpublic information are severe and may include:

a.           civil injunction;

b.           disgorgement of the profit gained or the loss avoided;

c.           civil penalty of up to three times the profit gained or the loss avoided;

d.           criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or

e.           jail time of up to 20 years.

A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties.  Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm’s reputation and an individual’s career.  It is essential to avoid even the appearance of impropriety.

B.           Procedures to Implement the Firm’s Policies against Insider Trading.

The Firm has established the following procedures to help Employees avoid insider trading, and to help the Firm to prevent, detect and impose sanctions against insider trading.  Every Employee must follow these procedures.  If you have any questions about the procedures, you should consult the CCO.

1.           Identify Material, Nonpublic Information.

Before trading for yourself or others (including Proprietary Accounts or Client Accounts) in the securities of a company about which you may have received potential inside information, consider the following questions:

a.           Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Would this information affect the market price of the securities if it were generally known?  Could this information cause investors to change their trading?

b.           Is the information nonpublic?  To whom has it been provided?  Has it been filed with the SEC?  Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

2.           Avoid Using or Disclosing Material, Nonpublic Information.

If you believe that you may possess material, nonpublic information, or if you believe the Firm’s activities may have created material, nonpublic information, you should take the following steps:

a.           Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts.  In addition, after you receive the information, there should be no trades in securities of the company in question in the accounts of your Family Members or other relatives, business associates, or friends.

b.           Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends.  This includes making any comment about the company that could in any way be interpreted as a recommendation.  Do not solicit Client Accounts or potential Client Accounts to buy or sell the securities of the company in question.

c.           Do not discuss the material, nonpublic information with anyone except as required by this Code.  Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

d.           Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide.

3.           Restrict Access to Material, Nonpublic Information.

If appropriate, the Firm may adopt some or all of the following procedures while anyone in the Firm possesses material, nonpublic information.  The Firm may use additional measures to address specific situations.

a.           Procedures for handling documents containing material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them on disposal, and other measures to protect them from being read accidentally by anyone without a lawful need to know the information.

b.           Restrictions on physical access to areas of the Firm where material, nonpublic information may be discussed or stored, including locking file cabinets and doors and a system of visitor passes or other restrictions for non-Employees.

c.           Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

d.           Trading restrictions, including temporary Firm-wide bans on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

4.           Contacts with Third Parties.

Employees should direct requests for information from third parties such as the press and analysts to the CCO.

C.           Employee or Family Member Serving as Director, Officer or Consultant.

From time to time, an Employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Client Accounts or for other similar purposes.  In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a securities position.  During these periods, the Firm may take additional precautions to prevent inadvertent violations of this Code and to avoid the appearance of impropriety.

1.           Notice.

An Employee must inform the Firm immediately if the Employee or any of his or her Family Members serves or is about to serve as a director, officer or consultant of a company that issues securities.

2.           Restrictions on Trading Without Advance Approval or During Black-Out Periods.

When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures apply:

a.           No Employee or Family Member of that Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account without the prior consent of the CCO.

b.           No Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

D.           Client or Investor Serving as Director, Officer or Consultant.

From time to time, a client or Investor of the Firm may serve as a director, officer or a consultant for companies in which the Firm or an Employee has a securities position.  During these periods, the Firm may take additional precautions to insure that inadvertent violations do not occur and to avoid the appearance of impropriety.

1.           Notice.

An Employee must inform the Firm immediately if (a) the Employee becomes aware that any client or Investor of the Firm serves or is about to serve as a director, officer or consultant to any company that issues securities that are publicly traded or (b) the Employee obtains any material, nonpublic information from such a client or Investor.

2.           Restrictions on Trading Without Advance Approval or During Blackout Periods.

When a client or Investor of the Firm serves as a director, officer or consultant of a company, the Firm may require procedures such as those set forth above regarding advance approval in "blackout" periods for trading in securities of the company for which the client or Investor serves as a director, officer or consultant.

E.           Supervisory Procedures.

The Firm’s supervisory procedures have two objectives: preventing and detecting insider trading.

1.           Preventing Insider Trading.

To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Code, to familiarize Employees with the nature of insider trading and with the Firm’s policies and procedures relating to insider trading.  The Firm also reviews this Code on a regular basis and updates it as necessary.  The Firm has designated the CCO as the person responsible for answering questions about material, nonpublic information and insider trading and tipping.  The Firm will help Employees to determine whether information is material and nonpublic.

If the Firm determines that an Employee has material, nonpublic information, the Firm will take the measures described above to prevent dissemination of such information and restrict trading in the securities to which the information relates and access to the information.  Finally, the Firm will advise Employees when and if it is permissible to trade in such securities.  Generally, a reasonable period must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

2.           Detecting Insider Trading.

To detect insider trading, the Firm has adopted the policies and procedures relating to personal securities transactions by the Firm’s Employees and Family Members set forth in Part I.  Employees should direct any questions about these policies and procedures or how they apply in particular situations to the CCO.

EXHIBIT A

CERTIFICATE OF RECEIPT

CODE OF ETHICS

I hereby certify that I have received and read the Code of Ethics of Cambria Investment Management, Inc.  I have had the opportunity to ask any questions I may have had concerning the meaning or interpretation of such policies and procedures.  I understand that such Code is applicable to me.  I agree to comply in all respects with such Code.

Signed:   __________________________________

Print Name:

Date:

EXHIBIT B

SECURITIES ACCOUNT DISCLOSURE FORM AND HOLDINGS REPORT

Cambria Investment Management, Inc.
2321 Rosecrans Avenue
Suite 4210
El Segundo, CA 90245
Attention:                                Eric W. Richardson

Ladies and Gentlemen:

Attached are complete and accurate lists of (or account statements that contain) (1) all accounts with any brokerage firm or financial institution held in my name or the name of any of my spouse, my minor children, relatives or other persons living with me and any other persons to whom I contribute support, or in which any such person has Beneficial Ownership1 and (2) the title, type, number of shares or principal amount (as applicable), and exchange ticker symbol or CUSIP number (as applicable) of each security in which I have, or my spouse, any of my minor children, any relative or relatives or other persons living with me and any other person to whom I contribute support has, any Beneficial Ownership, over which any of such persons exercises control, with respect to which any of such persons provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities.2

I understand that you require this list to monitor my compliance with the Code of Ethics (the “Code”) of Cambria Investment Management, Inc. (the “Firm”).

This information is correct and complete as of ___________, 20__.

Signed:   __________________________________

Print Name:

Date:

1 “Beneficial Ownership” of a security is defined in section E of the Introduction of the Firm’s Code of Ethics in effect on the date hereof.

2 “Security” means any investment instrument commonly viewed as a security, including any common stock, option, warrant, right to acquire securities or convertible instrument, as well as any exchange-traded fund, mutual fund not affiliated with or sub-advised by the Firm, commodity futures contract, commodity option, swap or other derivative instrument, whether issued in a public or private offering, securities issued by the government of the U.S., money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and shares of money market funds).

LIST OF SECURITIES AND COMMODITIES ACCOUNTS

AS OF _____________, 20__

FOR

_______________________________
[Name of Employee]

Registered in the Name of:	Financial/Brokerage Institution	Account Number

If none, initial here: _____________.

HOLDINGS REPORT

FOR

_______________________________
[Name of Employee]

AS OF
_______________________________
[Date]

Title of Security	Type (e.g., common, preferred, note, bond)	Number of Shares or Principal Amount	Exchange Ticker Symbol or CUSIP	Financial/Brokerage Institution Where Securities Are Held	Account Name and Number

EXHIBIT C

CERTIFICATE OF COMPLIANCE

I hereby certify that, since the date on which I received a copy of the Code of Ethics of Cambria Investment Management, Inc. (the “Firm”), or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with all such policies and procedures applicable to me.

In particular, I have disclosed to the Firm the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I have, or my spouse, any of my minor children, any relative or relatives or other persons living with me and any other person to whom I contribute support has, any Beneficial Ownership1, over which any of such persons exercises control or provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities,2 and I have disclosed to the Firm all transactions in such accounts through the date of this certification.  If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Signed: __________________________________

Print Name:

Date:

1 “Beneficial Ownership” of a security is defined in section E of the Introduction of the Firm’s Code of Ethics in effect on the date hereof.

2 “Security” means any investment instrument commonly viewed as a security, including any common stock, option, warrant, right to acquire securities or convertible instrument, as well as any exchange-traded fund, mutual fund not affiliated with or sub-advised by the Firm, commodity futures contract, commodity option, swap or other derivative instrument, whether issued in a public or private offering, securities issued by the government of the U.S., money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and shares of money market funds).

EXHIBIT D

PERSONAL TRADING REQUEST

Name:
Date of Request:

Details of Proposed Transaction:

___	Circle Purchase or Sale	Purchase/Sale
___	Date of Transaction
___	Indicate Name of Issuer and Symbol
___	Type of Security (e.g., Note, Common Stock, Preferred Stock)
___	Quantity of Shares or Units
___	Price per Share/Unit
___	Approximate Dollar Amount
___	Account for which Transaction Will Be Made
___	Name of Broker

You may execute the proposed transaction described above no later than the response date below (or, in the case of an investment in a private placement, no later than two weeks from the response date below).

You may not execute the proposed transaction.

Reason for Decision [required for decision on requests regarding IPOs/restricted securities]

Authorized Signature

Date of Response:

EXHIBIT E

CAMBRIA INVESTMENT MANAGEMENT, INC.

EMPLOYEE QUESTIONNAIRE

Name of Employee:

Date of Completion of Questionnaire:

Employee agrees immediately to notify the CCO at Cambria Investment Management, Inc. if any of foregoing information becomes inaccurate in any respect while Employee is employed by that firm.  Italicized terms are defined at the end of this Questionnaire.  One event may result in “yes” answers to more than one of the questions below.

			Yes	No
A.	(1)	Have you ever:	☐	☐
		(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?	☐	☐
(b) been charged with any felony?
	(2)	Based upon activities that occurred while you exercised control over it, has an organization ever:
		(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to any felony?	☐	☐
		(b) been charged with any felony?	☐	☐

B.	(1)	Have you ever:
(a)
been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?
			☐	☐
		(b) been charged with a misdemeanor specified in B(1)(a)?	☐	☐

	(2)	Based upon activities that occurred while you exercised control over it, has an organization ever:
		(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to a misdemeanor specified in B(1)(a)?	☐	☐
		(b) been charged with a misdemeanor specified in B(1)(a)?	☐	☐

C.	Has the U.S. Securities and Exchange Commission or the Commodity Futures Trading Commission ever:
	(1)	found you to have made a false statement or omission?	☐	☐
	(2)	found you to have been involved in a violation of its regulations or statutes?	☐	☐
	(3)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐
	(4)	entered an order against you in connection with investment-related activity?	☐	☐
	(5)	imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	☐	☐

D.	Has any other Federal regulatory agency or any state regulatory agency or foreign financial regulatory authority ever:
	(1)	found you to have made a false statement or omission or been dishonest, unfair or unethical?	☐	☐
	(2)	found you to have been involved in a violation of investment-related regulation(s) or statute(s)?	☐	☐
	(3)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	☐	☐
	(4)	entered an order against you in connection with investment-related activity?	☐	☐
	(5)	denied, suspended, or revoked your registration or license or otherwise, by order, prevented you from associating with an investment-related business or restricted your activities?	☐	☐

E.	Has any self-regulatory organization or commodities exchange ever:
	(1)	found you to have made a false statement or omission?	☐	☐
	(2)	found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the U.S. Securities and Exchange Commission)?	☐	☐
	(3)	found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	☐	☐
	(4)	disciplined you by expelling or suspending you from membership, barring or suspending your association with its members, or restricting your activities?	☐	☐

				Yes	No
				☐	☐
F.	Has your authorization to act as an attorney, accountant or federal contractor ever been revoked or suspended?

G.	Have you been notified that you are now the subject of any:
	(1)	regulatory complaint or proceeding that could result in a “yes” answer to any part of C, D or E?		☐	☐
	(2)	investigation that could result in a “yes” answer to any part of A, B, C, D or E?		☐	☐

H.	(1)	Has any domestic or foreign court ever:
		(a)	enjoined you in connection with any investment-related activity?	☐	☐
		(b)	found that you were involved in a violation of any investment-related statute(s) or regulation(s)?	☐	☐
		(c)	dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?	☐	☐

	(2)	Are you named in any pending civil action or other civil proceeding that could result in a “yes” answer to any part of H(1)? .		☐	☐

I.	(1)
Have you ever been named as a respondent/defendant in an investment-related consumer-initiated arbitration or civil litigation which alleged that you were involved in one or more sales practice violations and which:

		(a)	is still pending, or;	☐	☐
		(b)	resulted in an arbitration award or civil judgment against you, regardless of amount, or;	☐	☐
		(c)	was settled for an amount of $10,000 or more?	☐	☐
(2)
Have you ever been the subject of an investment-related, consumer-initiated complaint, not otherwise reported under question I(1) above, which alleged that you were involved in one or more sales practice violations, and which complaint was settled for an amount of $10,000 or more?
				☐	☐
	(3)	Within the past twenty four (24) months, have you been the subject of an investment-related, consumer-initiated written complaint, not otherwise reported under question I(1) or I(2) above, which:
(a)
alleged that you were involved in one or more sales practice violations and contained a claim for compensatory damages of $5,000 or more (if no damage amount is alleged, the complaint must be reported unless the firm has made a good faith determination that the damages from the alleged conduct would be less than $5,000), or;
				☐	☐
		(b)	alleged that you were involved in forgery, theft, misappropriation or conversion of funds or securities? .	☐	☐
	(4)	Are you currently the subject of, or have you been the subject of, an arbitration claim alleging damages in excess of $2,500, involving any of the following:
		(a)	any investment or an investment-related business or activity?	☐	☐
		(b)	fraud, false statement, or omission?	☐	☐
		(c)	theft, embezzlement or other wrongful taking of property?	☐	☐
		(d)	bribery, forgery, counterfeiting or extortion?	☐	☐
		(e)	dishonest, unfair or unethical practices?	☐	☐
	(5)	Are you currently subject to, or have you been found liable in, a civil, self-regulatory organization, or administrative proceeding involving any of the following?
		(a)	an investment or investment-related business or activity?	☐	☐
		(b)	fraud, false statement, or omission?	☐	☐
		(c)	theft, embezzlement or other wrongful taking of property?	☐	☐
		(d)	bribery, forgery, counterfeiting or extortion?	☐	☐
		(e)	dishonest, unfair or unethical practices?	☐	☐

J.	Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:
	(1)	violating investment-related statutes, regulations, rules or industry standards of conduct?		☐	☐
	(2)	fraud or the wrongful taking of property?
	(3)	failure to supervise in connection with investment-related statutes, regulations, rules or industry standards of conduct?		☐	☐

K.	Within the past 10 years:
	(1)	have you made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?		☐	☐
(2)
based on events that occurred while you exercised control over it, has an organization made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?
				☐	☐
(3)
based on events that occurred while you exercised control over it, has a broker or dealer been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act?
				☐	☐

L.	Has a bonding company ever denied, paid out on, or revoked a bond for you?			☐	☐
				☐	☐
M.	Do you have any unsatisfied judgments or liens against you?

DEFINITIONS

CHARGED means being accused of a crime in a formal complaint, information, or indictment (or equivalent formal charge).

CONTROL means the power to direct or cause the direction of the management or policies of a company, whether through ownership of securities, by contract, or otherwise.  Any individual firm that is a director, partner or officer exercising executive responsibility (or having similar status or functions) or that directly or indirectly has the right to vote 25 percent or more of the voting securities or is entitled to 25 percent or more of the profits is presumed to control that company.

ENJOINED includes being subject to a mandatory injunction, prohibitory injunction, preliminary injunction or a temporary restraining order.

FELONY, for jurisdictions that do not differentiate between felony or misdemeanor, is an offense punishable by a sentence of at least one year imprisonment and/or a fine of at least $1,000.  The term also includes a general court martial.

FIRM means a broker-dealer, investment adviser or issuer, as appropriate.

FOREIGN FINANCIAL REGULATORY AUTHORITY includes a foreign securities authority; any other governmental body or foreign equivalent of a self-regulatory organization empowered by a foreign government to administer or enforce its laws relating to the regulation of investment-related activities; or a membership organization, a function of which is to regulate the participation of its members in investment-related activities listed above.

FOUND includes adverse final actions, including consent decrees in which the respondent has neither admitted nor denied the findings, but does not include agreements, deficiency letters, examination reports, memoranda of understanding, letters of caution, admonishments and similar informal resolutions of matters.

INVESTIGATION includes: (a) grand jury investigations; (b) U.S. Securities and Exchange Commission investigation after the “Wells” notice has been given; (c) FINRA investigations after the “Wells” notice has been given or after a person associated with a member, as defined in the FINRA By-Laws, has been advised by the staff that it intends to recommend formal disciplinary action; (d) formal investigations by other SROs; or (e) actions or procedures designated as investigations by jurisdictions.  The term investigation does not include subpoenas, preliminary or routine regulatory inquiries or requests for information, deficiency letters, “blue sheet” requests or other trading questionnaires or examinations.

INVESTMENT-RELATED pertains to securities, commodities, banking, insurance or real estate (including, but not limited to, acting as or being associated with a broker, dealer, issuer, investment company, investment adviser, municipal securities dealer, government securities broker or dealer, futures sponsor, bank or savings association).

INVOLVED means engaging in an act or omission or aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act or omission.
JURISDICTION means a state, the District of Columbia, the Commonwealth of Puerto Rico, or any subdivision or regulatory body thereof.

MINOR RULE VIOLATION is a violation of a self-regulatory organization rule that has been designated as “minor” pursuant to a plan approved by the U.S. Securities and Exchange Commission.  A rule violation may be designated as “minor” under a plan if the sanction imposed consists of a fine of $2,500 or less, and if the sanctioned person does not contest the fine.  Check with the appropriate self-regulatory organization to determine if a particular rule violation has been designated “minor” for these purposes.

ORDER means a written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension or revocation but does not include special stipulations, undertakings or agreements relating to payments, limitations on activity or other restrictions unless they are included in an order.

PROCEEDING includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority, a felony criminal indictment or information (or equivalent formal charge) or a misdemeanor criminal information (or equivalent formal charge), but does not include an arrest or similar charge effected in the absence of a formal criminal indictment or information (or equivalent formal charge).

RESIGN or RESIGNED relates to separation from employment with any employer, is not restricted to investment-related employment, and includes any termination in which the allegations are a proximate cause of the separation, even if you initiated the separation.

SALES PRACTICE VIOLATIONS shall include any conduct directed at or involving a customer which would constitute a violation of: any rules for which a person could be disciplined by any self-regulatory organization; any provision of the Securities Exchange Act of 1934; or any state statute prohibiting fraudulent conduct in connection with the offer, sale or purchase of a security or in connection with the rendering of investment advice.

SELF-REGULATORY ORGANIZATION (“SRO”) means any national securities or commodities exchange, any national securities association (e.g., FINRA) or any registered clearing agency.